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     May 11, 2007

     Merrill Lynch Mortgage Investors, Inc.
     250 Vesey Street
     4 World Financial Center, 10th Floor
     New York, New York 10080

     Re:  Merrill Lynch Mortgage Investors Trust, Series 2007-SL1
          Mortgage Loan Asset-Backed Securities

     Ladies and Gentlemen:

     We have acted as counsel for Merrill Lynch Mortgage Investors, Inc. (the "Company"), and Merill Lynch Mortgage Investors Trust, Series 2007-SL1 (the "Issuing Entity") in connection with the issuance by the Issuing Entity of approximately $243,202,100 in aggregate principal amount of Merrill Lynch Mortgage Investors Trust, Series 2007-SL1 Mortgage Loan Asset-Backed Securities, which consist of the Class A-1 Notes, Class A-2 Notes, Class M-1 Notes, Class M-2 Notes, Class M-3 Notes, Class M-4 Notes, Class M-5 Notes, Class M-6 Notes, Class B-1 Notes, Class B-2 Notes, Class B-3 Notes (together, the "Notes") and Class R Certificates (the "Class R Certificates" and, collectively with the Notes, the "Offered Securities"). The Notes are issued pursuant to the terms of an Indenture (the "Indenture"), dated as of May 11, 2007, by and among the Issuing Entity, LaSalle Bank National Association, as securities administrator, and Citibank, N.A., as indenture trustee (the "Indenture Trustee"), and the Class R Certificate is issued pursuant to the terms of a Trust Agreement, dated as of May 11, 2007, by and between the Company and Wilmington Trust Company, as owner trustee. The Offered Securities will be purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") for resale to the public pursuant to an Underwriting Agreement dated February 28, 2003, and the Terms Agreement dated May 9, 2007 (together, the "Underwriting Agreement") each between the Company and the Underwriter. Capitalized terms used and not defined herein have the meanings given to them in the Prospectus Supplement.

     We have examined a signed copy of the Registration Statement on Form S-3 (No. 333-140436) filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "1933 Act"), in the form in which it initially became effective (the "Registration Statement") and as amended to the date hereof, the Company's Prospectus (the "Prospectus") dated March 22, 2007 and the Prospectus Supplement dated May 10, 2007 (the "Prospectus Supplement"), relating to the

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Merrill Lynch Mortgage Investors, Inc.
May 11, 2007
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     Offered Securities. We also have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and the Issuing Entity and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and the Issuing Entity and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation, (i) the Restated Certificate of Incorporation of the Company; (ii) the By-Laws of the Company; (iii) copies of certain unanimous consents adopted by the Board of Directors of the Company authorizing the issuance and sale of the Securities and the purchase of the Mortgage Loans; (iv) the Trust Agreement; (v) the Indenture; (vi) the forms of the Offered Securities and
     (vii) the Underwriting Agreement.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of all documents submitted to us as certified or photostatic copies to the original documents and the authenticity of such documents. We have assumed that any documents executed by any party other than the Company and the Issuing Entity are the legal, valid and binding obligation of such party. As to any facts material to the opinions expressed herein that we did not establish independently or verify, we have relied upon the truth, accuracy and completeness of the statements and representations of the Company and the Issuing Entity, its officers and other representatives, the Indenture Trustee and others. Whenever the phrase "to the best of our knowledge" or "of which we are aware" is used herein, it refers in each case to the actual knowledge of the attorneys of this firm involved in the representation of the Company in this transaction.

     We express no opinion as to the effect of the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that:

     (i) Notes have been duly authorized and, when executed and authenticated as specified in the Indenture and delivered and paid for will be valid and binding obligations of the Issuing Entity enforceable against the Issuing Entity in accordance with their terms, except that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to the application of the rules of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including those respecting the availability of specific performance;

     (ii) The Class R Certificates have been duly authorized and, when executed and authenticated as specified in the Trust Agreement and delivered and paid for, will be validly issued, fully paid, nonassessable and entitled to the benefits of the Trust Agreement.

     (iii) The statements in the Base Prospectus under the headings "Material Federal Income Tax Consequences" as supplemented by the statements in the Prospectus Supplement under the headings "Federal Income Tax Consequences," to the extent that they describe matters of

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Merrill Lynch Mortgage Investors, Inc.
May 11, 2007
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     United States federal income tax law with respect thereto, have been prepared or reviewed by us and are accurate in all material respects with respect to those consequences or matters discussed therein.

     (iv) Assuming (A) ongoing compliance with all of the provisions of the Trust Agreement and the Indenture, (B) the accuracy of the representations made in the Mortgage Loan Purchase Agreement dated as of April 1, 2007, between the Company and Merrill Lynch Mortgage Lending, Inc. ("MLML"), and the accuracy of representations made in an Officer's Certificate of MLML dated the Closing Date and (C) the filing of elections, in accordance with the Indenture, to be treated as a "real estate mortgage investment conduit" (a "REMIC") pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes, each of the REMICs provided for in the Indenture will qualify as a REMIC as of the Closing Date and each will continue to qualify as a REMIC for so long as it continues to comply with amendments after the date hereof to any applicable provisions of the Code and applicable Treasury Regulations.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and the Prospectus under the heading "Legal Matters" and "Material Federal Income Tax Consequences," without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement including this Exhibit.

     Very truly yours,

           /s/ Dechert LLP
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